[CFS Letterhead]
December 27, 2022

Jay E. Johnson
President
Trust for Credit Unions (the “Trust”)
c/o U.S. Bank Global Fund Services
615 East Michigan Street, 3rd Floor
Milwaukee, WI 53202

Re:    Trust for Credit Unions – Enhanced Income Intermediate Duration Credit Portfolio
    Trust for Credit Unions – Enhanced Income Credit Plus Equity Portfolio (each a “Portfolio,” together, the “Portfolios”)

Dear Mr. Johnson:

    Pursuant to the Distribution Plan for Investor Shares and related resolutions of the Board of Trustees of the Trust, Callahan Financial Services, Inc. (“CFS”) is entitled to receive Rule 12b-1 distribution fee of 0.03% of each Portfolio’s average daily net assets attributable to Investor Shares of that Portfolio. By our execution of this letter agreement (this “Agreement”), intending to be legally bound hereby, CFS agrees that in order to improve the performance of the Portfolios, CFS shall, until further notice, but in no event terminating before December 31, 2023, waive all of its Rule 12b-1 distribution fees.

        Callahan Financial Services, Inc.

        By: /s/ Jay Johnson
        Name: Jay Johnson
        Title: President

Your signature below acknowledges
acceptance of this Agreement:

By: /s/ Jay Johnson
Name: Jay Johnson
Title: President